Exhibit 99.1

July 3, 2024	Analyst Contact: Erin Dailey 918-947-7411
Media Contact: Leah Harper 918-947-7123

ONE Gas Adds Two Additional Board Members

TULSA, Okla. – July 3, 2024 – The board of directors of ONE Gas, Inc. (NYSE: OGS) has appointed Yves C. Siegel, CFA, and Sanjay D. Meshri to its board, effective July 2, 2024, bringing the total number of members to nine.

“It is a pleasure to welcome two new members to the ONE Gas Board of Directors at the conclusion of a successful selection process,” said Eduardo A. Rodriguez, chairman of the corporate governance committee. “Yves and Sanjay bring expertise and knowledge that further support our focus on safety, operational, and financial performance. We look forward to their contributions.”

Siegel, 64, is the founder and principal of Siegel Asset Management Partners, a New York-based investment advisory firm. Siegel has over 35 years of experience managing significant energy portfolios and launching new investment strategies in energy infrastructure. He earned a B.A. in Economics and an MBA from New York University. As a recognized asset management and investment strategy expert, Siegel contributes to mainstream media, including CNBC, The Wall Street Journal and The New York Times.

“Yves has a long history of actively engaging executive management teams and investors and is recognized as a thought leader in the energy sector,” said John W. Gibson, ONE Gas chairman. “His deep knowledge of the financial environment and our industry will greatly benefit our board.”

Meshri, 52, is the former chairperson of Advance Research Chemicals, Inc. (ARC), where he worked for 29 years before his retirement in 2021 when the company was sold to Inhance Technologies, where he serves on the board of directors subsequent to the sale. Meshri also remains the owner and chairperson of Thompson Chemical Corporation and is chairperson of Meshri Holdings. He earned a bachelor’s degree in Chemistry from the University of Tulsa and has continued his education at the Massachusetts Institute of Technology (MIT) and Harvard University. He currently serves on the board of directors of Trust Company of Oklahoma.

ONE Gas Adds Two Additional Board Members

July 3, 2024

“Sanjay is visionary with proven leadership and management capabilities,” continued Gibson. “He brings skills and experience to the board that will further support our focus on operational excellence and safety performance.”

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About ONE Gas, Inc.

ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.